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Sierra Pacific Resources
6100 Neil Road
Reno, Nevada  89520

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sierra Pacific Resources and subsidiaries (the Company) for the periods ended March 31, 1999 and June 30, 1999 as indicated in our reports dated April 31, 1999 and August 5, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 are incorporated by reference in this Registration Statement of the Company on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

December 13, 1999